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                              BROKER-DEALER AGENCY
                           COMPENSATION SCHEDULE FOR
              RELIASTAR LIFE INSURANCE COMPANY ("ReliaStar Life")
                               VARIABLE CONTRACTS


Effective October 1, 1997

This Compensation Schedule shall be used to determine compensation payable to the Broker-Dealer under the Broker-Dealer Agency Selling Agreement for Variable Contracts through Broker-Dealer from the Effective Date of this Schedule until it is suspended, cancelled, changed or replaced.

This Schedule is applicable to the following Variable Contracts:

1.    ReliaStar Life Select*Annuity III

      Broker-Dealer shall be paid a total dealer concession according to the following schedule:

      ReliaStar Life has two commission schedules on Select*Annuity III. Schedule A pays all commissions as a percentage of premiums paid. Representatives may select on a policy by policy basis which commission schedule they desire by marking on the application. If the respresentative does not select an option, commissions will default to Schedule A, full front end commissions.

      Commission Schedule A:

      Total Cumulative*        Ages 0-75 Dealer       Ages 76-85 Dealer
      Premium From Issue           Concession             Concession
      ------------------       ----------------       -----------------
      $     0 - 4,999                4.0%                   2.4%
      $ 5,000 - 9,999                5.0%                   3.0%
      $10,000 +                      6.0%                   3.3%

      Commission Schedule B:

      Total Cumulative*        Ages 0-75 Dealer       Ages 76-85 Dealer
      Premium From Issue           Concession             Concession
      ------------------       ----------------       -----------------
      $     0 - 4,999                3.0%                   1.4%
      $ 5,000 - 9,999                4.0%                   2.0%
      $10,000 +                      5.0%                   2.3%


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                                Annual Dealer Concession Trail
           Year                   (as % of Contract Value)**
          ------                  --------------------------
            1                               .00%
           2-6                              .20%
            7+                              .40%


* First premium that brings Cumulative Premium into the next tier will receive the next tier's rate. Commissions paid on earlier premiums will not be adjusted.

** Trail commissions will be calculated quarterly (measured from contract date) based on the contract value at the time. The first calculation will take place at the end of the 15th contract month. The trail commission will be paid for eligible contracts at the end of each calendar quarter.

2. ReliaStar Life Select*Life II

   Broker-Dealer shall be paid a total dealer concession according to the following schedule:

                                Issue Ages 0-65       Issue Ages 66-75
                                ---------------       ----------------
      1st Year                     90.00%                 81.00%
      Excess Premium                3.60%                  3.60%
      (1st Year)
      Basic Renewal and             2.00%                  2.00%
       Lifetime Renewal
       Commissions
      Asset Based***                0.25%                  0.25%


3. ReliaStar Life Select*Life III

   Broker-Dealer shall be paid a total dealer concession according to the following schedule:

                                Issue Ages 0-65       Issue Ages 66-75
                                ---------------       ----------------
      1st Year                     63.00%                 54.00%
      Excess Premium                4.50%                  4.50%
      (1st Year)
      Basic Renewal and             2.50%                  2.50%
       Lifetime Renewal
       Commissions
      Asset Based***                0.10%                  0.10%

                                      2

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4. ReliaStar Life Select*Survivorship Life (SVUL I)

   Broker-Dealer shall be paid a total dealer concession according to the following schedule:

                                Issue Ages 20-85
                                ----------------
      1st Year****                  81.00%
      Excess Premium                 3.60%
      (1st Year)
      Basic Renewal                  2.00%
       Commissions
      Lifetime Renewal               0.00%
       Commissions
      Asset Based***                 0.10%

*** Asset Based commissions, per policy, are based on the average of the twelve monthly Accumulation Values (net of loaned accumulation values) measured at the end of the Policy Month. The Asset Based Commissions are payable at the end of each Policy Year when that average is greater than or equal to $5,000.00. It will be paid concurrently with the first pay period immediately following the Policy Anniversary.

**** A portion of the 1st Year dealer concession paid on the SVUL I may be charged back on any policy that lapses before the end of the third policy year.

                                     II

                General Rules Pertaining to Variable Contracts


1. Change of Dealer Authorization. No compensation of any kind shall be payable in respect of Variable Contracts following the Insurer's or General Distributor's receipt of a change of dealer authorization applicable to such Variable contract.

2. Change in Representative's Status. If a Representative ceases to be an affiliated person of Broker-Dealer, all compensation in respect of Variable Contracts written by such Representative shall continue to be paid to Broker-Dealer (provided Broker-Dealer or another Representative affiliated with Broker-Dealer holds the required state insurance licenses and appointments) until the earlier of:

   (1) The date of a change of dealer authorization form or other customer account transfer form signed by the Variable Contract Owner is filed with Insurer and General Distributor; or

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   (2) The date the written consent of Broker-Dealer to the block transfer of all such Variable Contracts to another broker-dealer with whom ReliaStar Life has a selling agreement for Variable Contracts is filed with Insurer and General Distributor.

3. Exclusive Compensation. Broker-Dealer agrees that no compensation of any kind other than as described herein is payable by Insurer or General Distributor in respect of Broker-Dealer's sales of Variable Contracts.

4. Vesting. First year commissions and Basic Renewal commissions in respect of Select*Life Variable Contracts issued after the effective date and prior to the termination date of Broker-Dealer's appointment are vested in Broker-Dealer and will be paid to Broker-Dealer as and when the related premium is received by the issuer and applied to the Select*Life Variable Contract issued, and provided, however, that no First Year commissions or Basic Renewal Commissions (Policy years 2 through 10), including those on cost of living or any other policy increases, will be paid after Broker-Dealer's appointment has been terminated for more than ten years.

   The Asset Based Commission in respect of a Select*Life Variable Contract issued after the effective date and prior to the termination date of Broker-Dealer's appointment is vested in Broker-Dealer for a period of 120 months from the Policy Date and for a period of 120 months from the effective date of any commissionable increase in coverage sold by Broker-Dealer's Registered Representatives. Asset Based Commission, if payable, shall be calculated and paid in accordance with Footnote (***) above. Asset Based Commissions are not First Year Commissions, Basic Renewal Commissions, nor Lifetime Renewal Commissions.


5. Renewal Overwrite Commissions. Renewal Overwrite Commission of 50% of the Basic Renewal Commission or Lifetime Renewal Commission (renewals paid after 10th policy year) on renewal life insurance premiums paid on life insurance polices written by Broker-Dealer's Representatives, will be paid when such aggregate premiums exceed $300,000 per your contract year. Renewal overwrite will be paid only on policies with an application signed date of January 1, 1994 or later.

6. Replacement Business. If any policy is issued to replace a policy previously issued by Insurer or an affiliate, commissions will accrue only if and to the extent that Insurer's established practices provide the commissions on such replacements.

7. Commissions. Commissions shall accrue on Variable Contracts issued as and when premiums are received by Insurer and applied as premiums due or payable on such policies, except as Insurer's practices may otherwise provide.

8. Charge-Backs. In any case, where Insurer has credited a commission to Broker-Dealer on the basis of a premium on a Variable Contract issued and the premium is returned to the purchaser, Insurer will charge back such commissions.

9. Additional Benefits and Riders. Commissions will be credited based on premiums for additional benefits (for example, waiver of premium and term riders) added at issue of a policy at the same rate as applied to the base policy premium.